Exhibit 23.02

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated January 21, 2004, accompanying the financial statements and schedule of Design Within Reach, Inc. contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned reports in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/    GRANT THORNTON LLP

San Francisco, California

May 17, 2004